                                                                    Exhibit 17.5

                            WILLIAM BLAIR & COMPANY
                           LIMITED LIABILITY COMPANY




                                               April 12, 2000



Mr. Stephen G. Schafer
Jaffe, Raitt, Heuer & Weiss
One Woodward Avenue
Suite 2400
Detroit, MI 48226

Dear Mr. Schafer:

Due to a variety of projects which I have recently undertaken at William Blair & Company, I would like to resign from the Board of Directors of D.I.Y. Home Warehouse, Inc. effective immediately.

Thank you for your assistance.

                                        Sincerely,


                                        /s/Mark A. Timmerman
                                        Mark A. Timmerman


/bk


             222 WEST ADAMS STREET  CHICAGO, ILLINOIS 60606
                              312.236.1600